Exhibit 16.1

United States Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

We have read Fund.com Inc.'s (the "Company") statements made in accordance with Item 4.02 of Form 8-K, as part of the Company's Current Report on Form 8-K filed with the SEC on or about November 30, 2009,  and we are in agreement with the statements made by the Company in said filing.

/s/ Jewett, Schwartz, Wolfe & Associates
Jewett, Schwartz, Wolfe & Associates

Hollywood, Florida
November 30, 2009